Exhibit 14.1

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Code of Business Conduct and Ethics (formerly known as the Corporate Ethics Policy)

Fairchild Semiconductor is committed to the highest standards of integrity in the ways we conduct our business and do our jobs. We believe that ethical behavior is essential to sustained success in our businesses and organizations. We believe that ethical behavior will lead to increased trust, greater teamwork, improved processes and better decisions.
We are all responsible for maintaining the company’s commitment to integrity through our compliance with laws, regulations and company policies. We are also responsible for raising any compliance or ethical issues that may undermine the company’s integrity.
This Code of Business Conduct and Ethics (which we refer to as “the Code”) is your guide to carrying out these responsibilities. All directors, executive officers and employees should familiarize themselves with the Code, and should know how to access the Code for future reference. If you are a manager or organization leader, you have a special responsibility for understanding the Code and helping to implement it within your team or organization.
1. Scope and Application of the Code.
 The Code applies across Fairchild Semiconductor, to all directors, executive officers and employees, in all businesses and organizations and in all countries and regions. You are required to understand and comply with the Code. In addition, we expect you to encourage third parties (such as consultants, contractors, representatives and suppliers representing Fairchild Semiconductor) to follow the
Code as well as all other applicable Fairchild policies to the extent possible.
If a local law conflicts with the Code, you must comply with the law. If a local custom or practice conflicts with the Code, you must comply with the Code as implemented at your site. Site compliance officers are responsible for implementing the Code with due regard and respect for the customs and practices that apply in their locations.
Any waiver of the Code for directors or executive officers may be made only by the board of directors or a board committee and must be promptly disclosed to stockholders.
The Code is not intended to be exhaustive. The Code covers most subjects you will encounter in your work, but you may encounter situations that are not covered. If you do, try and find a part of the Code that is similar and apply it. Some of the policies and guidelines in the Code are general in nature, and some are covered in more detail by specific policies and guidelines issued by our Human Resources,
Finance, Purchasing and other departments. Please feel free to contact the office of the General Counsel, your site compliance officer or your Human Resources business partner if any questions arise.
 2. Enforcement; Your Obligation to Report Violations.
 Fairchild Semiconductor will vigorously enforce the Code. Violations of the Code will result in disciplinary action, up to and including termination of service or employment.
You must promptly report conduct that may constitute a violation of the Code. This report may be made to the office of the General Counsel (call 207-775-8081 or e-mail
corporate.legal@fairchildsemi.com), your supervisor, your site compliance officer or your Human Resources business partner.

If you are not comfortable raising a possible violation openly, you must call
Alertline, at 888-475-4621. Alertline is the independent hotline service retained by the company to handle any compliance or ethics complaint. Alertline is not staffed by company employees, and calls to Alertline can be handled anonymously and confidentially, at your option and upon your request. There is no charge for calling
Alertline; if you are calling from outside the U.S., see
[http://www.att.com/bu
siness_traveler/cgi/access.cgi?c=A] for the telephone access code for your country. For further information about Alertline, see
[http://www-fschome/messages/Alertline.php].

Fairchild will not tolerate any retaliation in response to a report of a possible violation. Any retaliatory action should immediately be reported to the office of the
General Counsel, your site compliance officer, your Human Resources business partner or Alertline. All reports will be handled seriously, and confidentially to the extent permitted by law. A prompt investigation will be undertaken and, if warranted, disciplinary action up to and including termination will be taken.
 3. Policies Under the Code.
 Comply with all laws, rules and regulations as well as company policies. You are responsible for understanding the company policies that apply to your job and your organization. If you are a manager or organization leader, you have a special responsibility for understanding these policies and helping to train your teams and organizations accordingly.
Work to promote a positive work environment that supports honesty, integrity, respect, trust, responsibility and fair dealing. All employees want and deserve a workplace where they will feel respected, satisfied and appreciated. Harassment or discrimination of any kind is absolutely unacceptable and will not be tolerated. This should extend to customers, suppliers and competitors as well as employees. No employees should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice. While everyone who works for Fairchild must contribute to the creation and maintenance of such an environment, executive officers and managers have special responsibility for fostering a context for work that will bring out the best in all of us. For further information, see Human Resources Policy No. 501.

Keep accurate, complete and truthful records. No false, misleading or artificial entries may be made on Fairchild’s books and records and no documents should be signed without proper authority. No funds or assets may be used or maintained by the company for any illegal or improper purpose. All transactions must be fully and completely documented and recorded in the company’s accounting records. All labor, travel, material and other expenses should be recorded truthfully. Fairchild
Semiconductor’s reports and documents filed with or submitted to the Securities and
Exchange Commission and other public communications made by Fairchild Semiconductor should contain full, fair, accurate, timely and understandable disclosure.
Protect company assets. Protecting company assets is essential to the company’s success. All employees are individually responsible for protecting company assets.
Misuse, misappropriation or theft of company property is prohibited. This includes any company funds or company assets, such as software, telephones, computers, copy machines, facsimile machines, supplies and any other property owned by the company.
Use of company property must be limited to company-related work. Occasional, reasonable personal use is permitted. Reasonable use depends upon the circumstances and is subject to review by management.
Protect trade secrets and other confidential information. Fairchild’s confidential and proprietary information – including trade secrets — are important company assets which must be diligently protected by every employee. Almost any notion that qualifies as a “good idea” which is not widely known in the industry, that gives
Fairchild a competitive advantage, or which Fairchild reasonably tries to keep secret may be considered a trade secret. Some examples of a trade secret are new product developments, customer li
sts, material costs, profit margins, present and future
pricing policies, equipment types and utilization rates, merger and acquisition plans, processes and methods of manufacture, machinery designs and specifications, and tolerance data. Unlike a patent (which must be fully disclosed to be granted), a trade secret receives protection only if Fairchild makes reasonable efforts to guard its secrecy. All employees should be vigilant in protecting Fairchild’s trade secrets by utilizing Non-Disclosure Agreements (NDAs) prior to sharing trade secrets with individuals outside the company, and clearly labeling confidential information as such and physically protecting any confidential information. For a more complete discussion of Fairchild’s Trade Secrets Policy, see Intellectual Property, and Trade
Secrets Policy, in the Legal section of the company’s internal web site.

Safeguard company information from unauthorized access regardless of the technology or transmission medium. Every employee is responsible for protecting Fairchild information. The electronic distribution of information allows Fairchild to rapidly share information and ideas with both internal and external users. Information may contain intellectual property, export control data or other sensitive data that should not be disclosed to individuals who do not have “a need to know.” The need to control access to information applies to both internal and external system users. To protect company information, Fairchild employees must be familiar with IT policies that govern information protection. For more information on how to protect company information, review the Information Polices located on the company internal web site:

http://www-fschome/policies/index.php

Comply with all laws, regulations and company policies on document retention.
Employees must retain evidence of Fairchild’s business transactions in order to comply with laws, regulations and our business and operational requirements. It is unlawful to intentionally destroy records that pertain to anticipated or commenced investigations, audits or litigation. Employees are required to comply with any legal hold instructions that have been communicated to them. Fairchild is in the process of establishing formal policies and procedures for the retention and destruction of company records.
Draft emails and Internet postings with the same level of care you would use for any other written communication. Fairchild has established an Electronic Communications policy
[http://www-fschome.fairchildsemi.com/human_resources/electronic_communications.php]
that provides guidelines on the proper use of Fairchild’s information technology, and encourages appropriate use of Fairchild systems. The company’s electronic communications systems should be used by employees only for business purposes, although occasional personal use is permitted, provided such use does not interfere with productivity or computer system performance, expose the company to potential legal liability, or violate any other provision of this policy, the Electronic
Communications policy or any other Fairchild policy. You should not expect privacy in any message transmitted through the company’s email system. Any use of email to exchange messages of a derogatory, discriminatory, harassing, threatening or otherwise improper manner is absolutely prohibited. See HR policy 601 for further information.

Observe restrictions on accepting gifts from vendors, customers, competitors or any other entity that we do business with. Employees must not solicit or accept gifts, payments, entertainment or gratuities from suppliers, competitors, customers, vendors or any other entity that the company does business with unl
ess (1) the gift is of
nominal or token value and (2) the gift cannot be construed as a bribe, payoff or improper inducement. You must never accept gifts in cash or cash equivalents. If you have evidence of the acceptance of a payment of cash or improper gift by a supplier to an employee, you must immediately contact the Office of the General Counsel at
(207) 775-8081, email corporate.legal@fairchildsemi.com or call Alertline
[http://www-fschome.fairchildsemi.com/messages/AlertLine.php] at 888-475-4621. For additional information, see the Purchasing Policy entitled “Guidelines for Dealing with Suppliers.”

Be truthful and honest in communications with customers, including marketing, advertising and pricing of products. Fairchild is committed to the truthful advertising of all its products. We value our relationships with customers and will always provide honest price estimates that are as accurate as Fairchild can make them. We want the quality of our products to speak for itself and will not permit the disparagement of other companies or their products. The payment of bribes or gratuities in the marketing of our products is strictly prohibited. Employees are strongly cautioned against providing gifts or entertainment that is beyond what is reasonable for the industry. If an employee is unsure as to how to proceed, contact the office of the General Counsel at (207) 775-8081 or email
corporate.legal@fairchildsemi.com.

All purchasing must occur through the purchasing department. Familiarize yourself with and follow Fairchild’s purchasing policies. Fairchild will only make purchases on the basis of (1) price, (2) service, (3) quality and (4) delivery terms. All purchasing commitments of any form, including verbal or written orders, letters of intent or contracts must occur through Fairchild’s purchasing department and written agreements or contracts are required for all purchases. After-the-fact purchase requisitions are considered a violation of this policy. Those departments or individuals contemplating the purchase of goods or services should involve their site purchasing department early in the sourcing process to facilitate the supplier selection and qualification process and to conduct negotiations for the specific purchase. The only exception to the above are small purchases specifically allowed under Fairchild’s Purchasing Card Program (see applicable Purchasing Policies for more details). The acceptance of payments in return for a purchase order is grounds for immediate discharge or other disciplinary action. If you are unsure how to proceed, contact the office of the General Counsel at 207-775-8081 or email
corporate.legal@fairchildsemi.com. For further information, see the Purchasing Policy entitled “Guidelines for Dealing with Suppliers.”

Avoid conflicts of interest and the appearance of conflicts of interest. Fairchild recognizes the right of employees to engage in activities outside of their employment that are of a private nature and unrelated to our business. However, you must avoid conflicts of interest or the appearance of conflicts of interest. A “conflict of interest” occurs when an individual’s private interest interferes in any way with the interests of the company. Describing all such instances is impossible. However, some situations that could result in a conflict of interest include doing business with a family member, having a financial interest in a company that is a Fairchild competitor (other than owning shares in a public company), taking a second job, managing your own business or serving as a director of another business. A policy of full and complete disclosure will be followed to assess and prevent potential conflicts of interest from arising. Approv
al of an activity does not imply that you
are serving at the direction or request of Fairchild. Report any actual or potential conflict of interest to the office of the General Counsel, your site compliance officer or your Human Resources business partner. See Human Resources Policy 502 for a more detailed description of the Conflicts of Interest Policy.

Comply with export control laws and regulations of all countries in which Fairchild does business. Compliance with export control laws and regulations may result in some loss of business opportunities. Failure to comply may result in heavy fines and penalties and loss of exporting privileges. In the high-technology industry, distribution licenses are needed to export certain products and technical data from the U.S. to other countries. In some cases, a facsimile of technical data or carrying a laptop computer on an international flight may be considered an export. Revealing information to company employees who are citizens of listed countries (even within the territories of those countries in some cases) is also considered an export and may require special documentation. For more information, see our Purchasing and
Worldwide Export Compliance Policies.

Comply with all import laws and regulations of all countries which Fairchild does business. In complying with all import laws and regulations, Fairchild can ensure that its imports are not subject to delay or penalties and can take advantage of applicable programs to reduce duties and fees. In addition, Fairchild must ensure its entire supply chain complies with the Customs Trade Partnership Against Terrorism
(C-TPAT) requirements. For more information, see
[http://www-fschome.fairchildsemi.com/emergency_protective_services/C-TPAT.php].

Follow fair employment practices, which strictly prohibit any discrimination.
Fairchild does not discriminate and will not allow its employees to discriminate on the basis of sex, race, religion, national origin, age, disability or veteran status.
See Human Resources Policy No. 504 for a more detailed description of Fairchild’s
Fair Employment Practices.

Adhere to all antitrust laws, the violation of which could result in severe fines or even prison sentences. ”Antitrust” laws refer generally to U.S. federal and state laws, and non-U.S. laws, that protect competition. Antitrust laws prohibit different types of agreements among companies to restrain free trade, efforts by companies to monopolize the marketplace, to fix and control prices, to boycott certain customers or suppliers, and other types of anti-competitive conduct. These laws are strictly enforced and their violation may result in severe penalties such as forced sales of parts of businesses and significant fines imposed on the company. Employees may also face substantial fines in addition to prison sentences. Please refer to Fairchild’s
Antitrust Compliance Policy for additional information on Fairchild’s antitrust policy.

Be aware of and comply with the U.S. Foreign Corrupt Practices Act. Many countries have laws or rules prohibiting gifts to people who are employed by the government of that country. In addition, a U.S. law, the Foreign Corrupt Practices Act (FCPA),
prohibits Fairchild, or anyone acting on behalf of Fairchild, including any employee, from making a payment or giving anything of value to a foreign official or political party for purpose of obtaining or retaining business. This provision also applies to payments or offers of anything of value to intermediaries, sales representatives or
a
gents if the employee knows, or has reason to know, that the payment or offer will be used for a prohibited payment, gift or favor. All Fairchild employees worldwide must adhere to these restrictions.
The FCPA requires that Fairchild maintain a system of internal accounting controls and keep accurate records of transactions and assets.
The following activities are prohibited:

•	Maintaining secret or unrecorded funds or assets,

•	Falsifying records and

•	Providing misleading or incomplete financial information to an auditor. All employees who have any management, accounting, operational or sales responsibilities for activities outside of the United States must be aware of the FCPA and its impact upon operations, and the 1976 Securities and Exchange Commission and Federal Trade Commission consent decrees resulting from past issues. These decrees require the company to provide stockholders with both reasonable assurances that the business is adequately controlled and reliable financial information on a timely basis. Your Responsibilities:

•	Comply with the laws of all countries in which the company does business.

•	Do not make any corrupt payment, regardless of amount, to foreign government officials or representatives, directly or through an intermediary.

•	Do not use company funds for any unlawful or improper purpose.

•	Disclose and record any use of company funds.

•	Do not falsify, inflate or disguise any accounting record.

•	Report any violations of Fairchild financial and accounting policies to the office of the General Counsel at (207) 775-8081 or email corporate.legal@fairchildsemi.com. — Fairchild will not contribute, directly or indirectly, to political candidates, parties or organizations. Employees may not be given paid leave for political activity, although unpaid leave is possible. Fairchild does encourage its employees to participate in the political process through voting or through individual contributions of time or money. Fairchild strictly prohibits participation in international boycotts in any country they do business. Fairchild complies with U.S. antiboycott legislation. This applies to Fairchild everywhere we do business, in all parts of the world. U.S. antiboycott law is designed to prevent Fairchild from taking any action in support of a boycott imposed by one country against a country that is friendly to the United States. Under U.S. antiboycott legislation, Fairchild is required to report the receipt of any request to participate in an international boycott. Requests are often found in letters of credit, shipping instructions, certificates of origin and other contract-related documents. Failure to report receipt of such requests is illegal. Complying with these requests is also prohibited by law and must be reported to the U.S. government. Do not take for yourself any business opportunity of the company that is discovered in the course of your employment or as a result of your position. Employees must not engage in any activity related to Fairchild where the employee, as opposed to the company, is the primary beneficiary. The benefit of any business opportunity discovered in the course of employment at the company must flow to the company and not the employee. Directors and executive officers have a special responsibility to advance the company’s interests when the opportunity arises. Do not engage in “insider trading,” which includes buying or selling Fairchild stock when you possess material nonpublic information, or providing material nonpublic information to any person when it is foreseeable that the person will buy or sell Fairchild stock. The company. encourages employees to own shares of Fairchild stock. Our stock plans are designed to encourage employees to own an equity stake in the company’s future. At the same time, Fairchild is committed to ensuring that employees do not violate insider trading laws. All employees need to know what insider trading is – and what it is not – before they can safely buy or sell shares of Fairchild stock. It is against federal law for any Fairchild employee to buy or sell Fairchild stock on the basis of material “inside” or confidential information. It is also against federal law for any employee to provide material confidential information or “tips” about the company to any person that result in those persons buying or selling Fairchild stock. The U.S. Securities and Exchange Commission, the New York Stock Exchange and the company may monitor your stock trading. Please refer to Fairchild’s Insider Trading Policy for additional information [http://www-fschome.fairchildsemi.com/legal/index.php]. — Rev. January 2006.